Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
DATED NOVEMBER 12, 2013 TO PROSPECTUS DATED MAY 1, 2013

OCTOBER 2013 PERFORMANCE UPDATE

	October 2013	Year to Date	Total NAV 10/31/2013	NAV per Unit 10/31/2013
Series A	1.46%	4.44%	$13,950,875	$1,180.77
Series B	2.88%	9.07%	$15,534,013	$1,241.96

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

OCTOBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended October 31, 2013)

STATEMENT OF INCOME

OCTOBER 2013
Investment income, interest	$(154)

Expenses
Management fee	21,634
Ongoing offering expenses	11,694
Operating expenses	1,754
Selling Commissions	46,776
Other expenses	252
Incentive fee	—
Brokerage commissions	24,344

Total expenses	106,454

Net investment gain (loss)	(106,608)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(268,389)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	575,979

Net gain (loss) on investments	307,590

Net increase (decrease) in net assets from operations	$200,983

STATEMENT OF CHANGES IN NET ASSET VALUE

OCTOBER 2013
Net assets, beginning of period	$13,865,946

Net increase (decrease) in net assets from operations	200,983

Capital share transactions
Issuance of shares	66,232
Redemption of shares	(182,286)

Net increase (decrease) in net assets from capital share transactions	(116,054)

Net increase (decrease) in net assets	84,929

Net assets, end of period	$13,950,875
NAV Per Unit, end of period	$1,180.77

SUPERFUND GREEN, L.P. – SERIES B

OCTOBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended October 31, 2013)

STATEMENT OF INCOME

OCTOBER 2013
Investment income, interest	$(313)

Expenses
Management fee	24,089
Ongoing offering expenses	13,021
Operating expenses	1,953
Selling Commissions	52,084
Other expenses	381
Incentive fee	—
Brokerage commissions	37,398

Total expenses	128,925

Net investment gain (loss)	(129,239)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(418,796)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	983,301

Net gain (loss) on investments	564,505

Net increase (decrease) in net assets from operations	$435,266

STATEMENT OF CHANGE IN NET ASSET VALUE

OCTOBER 2013
Net assets, beginning of period	$15,597,847

Net increase (decrease) in net assets from operations	(435,266)

Capital share transactions
Issuance of shares	39,487
Redemption of shares	(538,588)

Net increase (decrease) in net assets from capital share transactions	(499,100)
Net increase (decrease) in net assets	(63,834)

Net assets, end of period	$15,534,013
NAV Per Unit, end of period	$1,241.96

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.